Exhibit 99.12

Treeline Biosciences, Inc.
500 Arsenal Street
Watertown, MA 02472

Consent to Reference in Proxy Statement/Prospectus

Standard BioTools Inc. (“Standard BioTools”) is filing a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a future member of the board of directors of the combined company following the consummation of the merger. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments and supplements thereto.

Dated: July 20, 2026

/s/ Steven Elms
Name: Steven Elms